                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Atrion Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
ATRION CORPORATION
One Allentown Pkwy.
Allen, TX 75002-4211
Tel 972-390-9800
Fax 972-390-9687
                                                                   [ATRION LOGO]

                                 March 31, 2000


Dear Stockholder:

         You are cordially invited to attend the 2000 annual meeting of stockholders of Atrion Corporation, which will be held at our offices in Allen, Texas on Tuesday, April 25, 2000 at 10:00 a.m., Central Time. A notice of the annual meeting and the Company's Proxy Statement, together with a proxy card, accompany this letter. Also enclosed is a copy of our 1999 Annual Report to Stockholders.

         At the annual meeting this year, you will be asked to elect directors and to ratify the Board of Directors' appointment of Arthur Andersen LLP as independent accountants.

         We hope that you will attend the meeting in person. However, whether or not you plan to be personally present, please read the accompanying Proxy Statement carefully and then complete, date and sign the enclosed proxy card and return it promptly in the envelope provided herewith. This will ensure representation of your shares of common stock if you are unable to attend the meeting.

                                            Sincerely,


                                            /s/ Emile A. Battat
                                            ----------------------
                                            Emile A. Battat
                                            Chairman and President

                               ATRION CORPORATION
                             ONE ALLENTOWN PARKWAY
                               ALLEN, TEXAS 75002



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




To the Stockholders of Atrion Corporation:

         Notice is hereby given that the annual meeting of stockholders of Atrion Corporation (the "Company") will be held at the Company's offices, One Allentown Parkway, Allen, Texas on Tuesday, April 25, 2000 at 10:00 a.m., Central Time, for the following purposes:

         1. To elect Class II directors.

         2. To ratify the Board of Directors' appointment of Arthur Andersen LLP as independent accountants to audit the Company's financial statements for the year 2000.

         3. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on March 28, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment thereof.

                                   By Order of the Board of Directors


                                   Jeffery Strickland
                                   Vice President and Chief Financial
                                   Officer, Secretary and Treasurer

March 31, 2000







                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED HEREWITH. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                               ATRION CORPORATION
                             ONE ALLENTOWN PARKWAY
                               ALLEN, TEXAS 75002

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 2000

                              GENERAL INFORMATION

         This Proxy Statement is being furnished to the stockholders of Atrion Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the annual meeting of stockholders to be held at the Company's offices, One Allentown Parkway, Allen, Texas on Tuesday, April 25, 2000 at 10:00 a.m., Central Time, and at any adjournment of such meeting. This Proxy Statement and the accompanying proxy card are being first sent or given to stockholders on or about March 31, 2000. The Company's 1999 Annual Report to Stockholders is being mailed to stockholders with this Proxy Statement.

PURPOSE OF THE MEETING

         At the annual meeting, the Company's stockholders will consider and vote upon the following matters: (i) the election of three Class II directors and (ii) a proposal to ratify the Board of Directors' appointment of Arthur Andersen LLP as independent accountants to audit the Company's financial statements for the year 2000.

VOTING SECURITIES AND RECORD DATE

         Stockholders of record at the close of business on March 28, 2000 (the "Record Date") will be entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof. At the close of business on the Record Date, the Company had outstanding and entitled to vote 2,100,593 shares of common stock, the only voting securities of the Company. Holders of record of shares of common stock outstanding on the Record Date will be entitled to one vote for each share held of record on that date upon each matter presented to the stockholders to be voted upon at the meeting.

         If the enclosed proxy card is properly executed and received in time for the annual meeting, unless previously revoked, shares of common stock represented thereby will be voted at the annual meeting as specified by the stockholder on the proxy. If no such specification is made, shares represented by such proxy will be voted FOR the election as directors of the nominees of the Board of Directors named herein and FOR ratification of the appointment of Arthur Andersen LLP as independent accountants to audit the Company's financial statements for the year 2000. In addition, in their discretion the persons designated in the proxy card will vote upon such other business as may properly come before the meeting, including voting for any adjournment of the meeting proposed by the Board of Directors. A proxy may be revoked at any time before it is voted at the meeting by delivering to the Company a later-dated proxy, by voting by ballot at the meeting or by filing with the Inspectors of Election an instrument of revocation.

REQUIRED VOTE

         The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as present and represented at the annual meeting for purposes of determining a quorum. Directors will be elected at the annual meeting by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

                             ELECTION OF DIRECTORS

         The Company's Board of Directors is divided into three classes: Class I, Class II and Class III. Three Class II directors are to be elected at the annual meeting to serve until the annual meeting of stockholders to be held in 2003 and until the election and qualification of their respective successors in office. All of the nominees for election as Class II directors who are named below are members of the Board of Directors and were previously elected by the stockholders. It is intended that the persons named in the proxy card will vote for the election of these nominees. If any of the nominees listed below, each of whom has indicated his willingness to serve as a director if elected, is not a candidate when the election occurs, proxies will be voted for election of the remaining nominees and may be voted for the election of any substitute nominee.

         The following information is furnished with respect to each of the Board of Directors' nominees for election as a director and each director whose term will continue after the annual meeting.

 Name, Business Address (if any), Age, Service as a Director of the Company(a)
                  Principal Occupation, Positions and Offices,
                  Other Directorships and Business Experience

                       NOMINEES FOR ELECTION AS DIRECTORS

                         Class II - Term Ending in 2003

RICHARD O. JACOBSON

         Mr. Jacobson, age 63, has been a director since 1992. Mr. Jacobson is Chairman of the Board of Jacobson Warehouse Company, Inc., a privately held warehouse company with facilities in 17 locations in eight states, which Mr. Jacobson founded 32 years ago. He is also Chairman of the Board of Jacobson Transportation Company, Inc., a truckload common carrier with authority to operate in 48 states and Canada. Mr. Jacobson became Chairman of the Boards of these companies in 1998, having served for many years prior to 1998 as their President and Chief Executive Officer. Mr. Jacobson has a degree in Business Administration from the University of Iowa. The business address for Mr. Jacobson, Jacobson Warehouse Company, Inc. and Jacobson Transportation Company, Inc. is 3811 Dixon Street, Des Moines, Iowa 50313. Mr. Jacobson is a director of FelCor Lodging Trust, Inc., Heartland Express, Inc., Firstar Bank of Des Moines, N.A. and Firstar of Iowa, N.A.

JEROME J. MCGRATH

         Mr. McGrath, age 77, has been a director since 1988. Mr. McGrath was Of Counsel to the law firm of Gallagher, Boland & Meiburger from January 1988 until his retirement in June 1997 and practiced law for over 45 years. He is a graduate of Georgetown University and Georgetown University Law Center.

HUGH J. MORGAN, JR.

         Mr. Morgan, age 71, has been a director since 1988. Mr. Morgan is Chairman of the Board of National Bank of Commerce of Birmingham and has served in such position since February 1990. The business address for Mr. Morgan and National Bank of Commerce of Birmingham is 1927 First Avenue North, Birmingham, Alabama 35203. Mr. Morgan was employed for many years prior to 1988 by Sonat Inc., which was a diversified energy holding company, where he held various positions including Vice Chairman of the Board of Sonat Inc. and Chairman of the Board of its wholly-owned subsidiary, Southern Natural Gas Company. Mr. Morgan holds a Bachelor of Arts degree from Princeton University and is a graduate of the Vanderbilt University Law School.

                         DIRECTORS CONTINUING IN OFFICE


                        Class III - Term Ending in 2001

ROGER F. STEBBING

         Mr. Stebbing, age 59, has been a director since 1992. Mr. Stebbing is President and Chief Executive Officer of Stebbing and Associates, Inc., an engineering consulting company, and has served in such capacities since 1986. He was President and Chief Executive Officer of Marlboro Enterprises, Inc., a company engaged in chemical plant engineering, design, construction and operation, from 1976 until the sale of that company in September 1999 and has continued to serve as an employee of Marlboro Enterprises, Inc. since September 1999. Mr. Stebbing is a licensed professional engineer and has a BSC honors degree in Chemical Engineering from Salford University. The business address for Mr. Stebbing, Stebbing and Associates, Inc. and Marlboro Enterprises, Inc. is 634 Mississippi Avenue, Signal Mountain, Tennessee 37377.

JOHN P. STUPP, JR.

         Mr. Stupp, age 49, has been a director since 1985. He is Executive Vice President and Chief Operating Officer of Stupp Bros., Inc., a diversified holding company, and has served in such capacities since April 1996 and April 1995, respectively. The business address for Mr. Stupp and Stupp Bros., Inc. is 120 South Central Avenue, Suite 1650, St. Louis, Missouri 63105. From January 1992 to August 1995, Mr. Stupp also served as President and since August 1995 he has served as Chief Executive Officer of Stupp Corporation, a division of Stupp Bros., Inc. Mr. Stupp holds a Bachelor of Science degree in Business and Economics from Lehigh University.


                         Class I - Term Ending in 2002

EMILE A. BATTAT

         Mr. Battat, age 62, has been a director since 1987 and has served as Chairman of the Board of the Company since January 1998 and as President and Chief Executive Officer of the Company, and as Chairman of the Board or President of each of the Company's subsidiaries, since October 1998. Mr. Battat was President and Chief Executive Officer of Piedmont Enterprises, Inc., a privately-held consulting firm, from 1994 until 1998. Mr. Battat served as the President and Chief Executive Officer of Minemet, Inc., a company engaged in international trade, from August 1978 until February 1994. From 1965 to 1978, he served with Kaiser Industries and its affiliates, a diversified industrial group, in various functions including strategic planning, diversification, acquisitions and divestitures, with the last nine years as Vice President and director of Kaiser International. Mr. Battat holds Bachelor of Science and Master of Science degrees in Mechanical Engineering from Massachusetts Institute of Technology and a Master of Business Administration degree from Harvard University. He is an associate member of Sigma Xi, a scientific honor society. Mr. Battat's business address is One Allentown Parkway, Allen, Texas 75002.

JOHN H. P. MALEY

         Mr. Maley, age 64, has been a director since February 1996. Mr. Maley has been a management consultant since January 1995 and has served as Chairman of Magister Corporation, a manufacturer of orthopedic and consumer healthcare products, since July 1995. The business address for Mr. Maley and Magister Corporation is 310 Sylvan Street, Chattanooga, Tennessee 37405. From 1976 to December 1994, Mr. Maley was President and Chief Executive Officer of Chattanooga Group, Inc., a private corporation that became the world's leading manufacturer of products used for physical and sports medicine. In 1971 he founded, and from 1971 to 1974 he was President and Chief Executive Officer of, Invacare Corporation, a company that is now recognized as the world leader in the market for wheelchairs and a broad range of home healthcare products. From 1962 to 1970 and in 1975, Mr. Maley was associated with the consulting firm of McKinsey & Company, Inc., becoming a partner in 1968, and worked with clients of that firm in England, Australia and the United States. Mr. Maley holds Bachelor of Arts and Master of Arts degrees in Economics from Cambridge University. He is a director of Rehabilicare, Inc.

---------------
(a) Unless the context otherwise requires, references in this Proxy Statement to the Company, Board of Directors and executive officers of the Company prior to February 25, 1997 mean ATRION Corporation, the Company's predecessor, and its Board of Directors and executive officers.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ITS NOMINEES, RICHARD O. JACOBSON, JEROME J. MCGRATH AND HUGH J. MORGAN, JR.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors held seven meetings during 1999. Each director, other than John H. P. Maley, attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of all committees on which he served held in 1999 during the time he served as a director or as a member of such committees.

         The Board of Directors has four standing committees, the Executive Committee, the Corporate Governance Committee, the Compensation Committee and the Audit Committee. The Executive Committee is currently comprised of Emile A. Battat, Richard O. Jacobson, John H. P. Maley and Hugh J. Morgan, Jr. The Corporate Governance Committee, which is currently comprised of John H. P. Maley, Jerome J. McGrath and Roger F. Stebbing, makes recommendations to the Board of Directors respecting nominees for election as directors, the structure and compensation of the Board of Directors and the responsibilities of the committees of the Board of Directors. The Corporate Governance Committee will consider nominees recommended by stockholders, which recommendations may be directed to the Corporate Governance Committee in care of the Secretary of the Company at the address stated herein. The Corporate Governance Committee met one time in 1999. The Compensation Committee, which is currently comprised of Richard O. Jacobson, Hugh J. Morgan, Jr. and John P. Stupp, Jr., makes recommendations to the Board of Directors as to the remuneration of all executive officers of the Company, administers the Atrion Corporation 1990 Stock Option Plan (the "1990 Stock Option Plan"), the Atrion Corporation 1994 Key Employee Stock Incentive Plan (the "1994 Stock Incentive Plan"), and the Atrion Corporation 1997 Stock Incentive Plan (the "1997 Stock Incentive Plan") and reviews and makes recommendations regarding the Company's other incentive compensation plans. The Compensation Committee met twice in 1999. The Audit Committee, the current members of which are Jerome J. McGrath, Roger F. Stebbing and John P. Stupp, Jr., has the responsibility of reviewing the Company's financial results, the scope and result of audits and internal accounting controls. The Audit Committee also recommends to the Board of Directors the appointment of the Company's independent auditors. The Audit Committee met three times in 1999.

         Each outside director is paid a fee of $1,000 per month and $750 for each meeting of the Board of Directors at which he is in attendance. The Company reimburses each such director for travel and out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors. The 1997 Stock Incentive Plan provides that on July 10 of each year each outside director is to be granted automatically an option to purchase 2,000 shares of common stock, at an exercise price equal to the fair market value of the common stock on the date of grant. Each such option is fully exercisable on the date of grant and expires on the first to occur of (i) the tenth anniversary of the date of grant; (ii) six months after the date the outside director ceases to be a director of the Company other than as a result of his death; or (iii) one year after the outside director ceases to be a director by reason of his death. The Board of Directors suspended the grant of options for 1999, but options are due to be granted on July 10, 2000 and each July 10 thereafter until termination of the 1997 Stock Incentive Plan.

CERTAIN ADDITIONAL INFORMATION

         Except as set forth in this Proxy Statement, to the knowledge of the Company none of the Company's directors or Named Executive Officers: (i) owns of record any securities of the Company that are not also beneficially owned by them; (ii) is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to the securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting; or (iv) beneficially owns any securities of any subsidiary of the Company. Except as set forth in this Proxy Statement, to the knowledge of the Company none of the Company's directors or Named Executive Officers nor any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since March 25, 1999 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

                              SECURITIES OWNERSHIP

         The following table sets forth information regarding the beneficial ownership of shares of common stock of the Company as of March 1, 2000 by (i) each of the directors of the Company, three of whom are also the Board of Directors' nominees for election as directors at the annual meeting; (ii) the executive officers of the Company who are named in the Summary Compensation Table herein; (iii) all of the current directors and executive officers of the Company as a group, and (iv) each other person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock of the Company.

                                                    NUMBER OF SHARES               PERCENT
         NAME OF BENEFICIAL OWNER                BENEFICIALLY OWNED(A)           OF CLASS(A)
         ------------------------             --------------------------        -------------
         Emile A. Battat                             108,300 (b)                      4.5%
         Richard O. Jacobson                         101,400 (b)                      4.2%
         Jerome J. McGrath                            28,300 (b)                      1.2%
         John H. P. Maley                             25,000 (b)                      1.0%
         Hugh J. Morgan, Jr.                          53,500 (b)                      2.2%
         Roger F. Stebbing                            26,800 (b)                      1.1%
         John P. Stupp, Jr.                          163,000 (b)(c)                   6.8%
         Jeffery Strickland(d)                        43,734 (b)(e)                   1.8%
         Charles S. Gamble(f)                          8,800 (b)                        *
         Dimensional Fund Advisors Inc.(g)           238,750                          9.9%
         T. Rowe Price Associates, Inc.(h)           200,000                          8.3%
         All directors and executive
           officers as a group                       558,834 (i)                     23.3%

-----------------

*Less than 1% of class outstanding

(a) For purposes of this table, the percentage of class beneficially owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act"), on the basis of 2,100,593 shares of common stock outstanding on March 1, 2000 plus 299,550 shares of common stock issuable pursuant to options exercisable on March 1, 2000 or within 60 days thereafter. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power.
(b) The shares listed include the following shares issuable upon the exercise of options exercisable on March 1, 2000 or within 60 days thereafter: Mr. Battat, 41,000; Mr. Jacobson, 24,000; Mr. McGrath, 24,000; Mr. Maley, 24,000; Mr. Morgan, 24,000; Mr. Stebbing, 24,000;
         Mr. Stupp, 24,000; Mr. Strickland, 40,850; and Mr. Gamble, 6,500. The foregoing directors and executive officers are parties to award agreements with the Company setting forth certain terms of the options granted to them as follows: (i) all such persons are parties to award agreements under the 1997 Stock Incentive Plan; (ii) all outside directors are parties to award agreements under the Atrion Corporation 1998 Outside Directors Stock Option Plan; and (iii) Mr. Strickland is a party to award agreements under the 1990 Stock Option Plan and the 1994 Stock Incentive Plan. The shares listed for all directors and executive officers as a group include 232,350 shares issuable upon the exercise of options exercisable on March 1, 2000 or within 60 days thereafter. The 108,300 shares held by Mr. Battat represent 5.2% of the common stock of the Company outstanding as of March 1, 2000.
(c) Includes 135,000 shares held by Stupp Bros., Inc. as to which shares Mr. Stupp shares voting power and investment power as a director and executive officer of, and as a voting trustee of a voting trust which owns 100% of the voting stock of, Stupp Bros., Inc. The 135,000 shares held by Stupp Bros., Inc. represents 6.4% of the common stock of the Company outstanding as of March 1, 2000 and 5.6% of the class computed as set forth in note (a) above.
(d)      Mr. Strickland is Vice President and Chief Financial Officer,
         Secretary and Treasurer of the Company. His business address is One Allentown Parkway, Allen, Texas 75002.

(e)      Includes 1,225 shares owned jointly with his wife.
(f) Mr. Gamble is President of Halkey-Roberts Corporation, a wholly-owned subsidiary of the Company, that designs, develops, manufactures and sells proprietary medical device components and related components. Mr. Gamble's business address is 11600 Ninth Street North, St. Petersburg, Florida 33716.
(g)      The address of Dimensional Fund Advisors, Inc. is 1299 Ocean
         Avenue, 11th Floor, Santa Monica, California 90401. This information is based upon a Schedule 13G dated February 4, 2000 filed with the Securities and Exchange Commission ( the "Commission") and furnished to the Company by Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment adviser, reporting that Dimensional is deemed to have beneficial ownership of 238,750 shares of common stock of the Company and that all of such shares are held in portfolios of investment companies registered under the Investment Company Act of 1940 as to which Dimensional serves as investment advisor or other investment vehicles as to which Dimensional serves as investment manager. In its Schedule 13G, Dimensional has reported that it has sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 238,750 shares of common stock of the Company. Dimensional has disclaimed beneficial ownership of all such shares.
(h) The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. This information is based upon a
         Schedule 13G dated February 12, 2000 filed with the Commission and furnished to the Company by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Small-Cap Value Fund, Inc. reporting that T. Rowe Price Small-Cap Value Fund, Inc. has sole power to vote or direct the vote of such shares of common stock and that Price Associates, which serves as investment adviser for T. Rowe Price Small-Cap Value Fund, Inc., has sole power to dispose or direct the disposition of such shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares of common stock; however, Price Associates has expressly disclaimed beneficial ownership of all such shares.
(i)      See notes (b)-(e) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file initial reports of ownership and reports of changes of ownership of the Company's common stock with the Commission. Executive officers and directors are required to furnish the Company with copies of Section 16(a) forms that they file. Based upon a review of these filings and written representations from the Company's directors and executive officers regarding the filing of such reports, the Company believes that its directors and executive officers complied with all applicable Section 16(a) filing requirements during 1999.

                    RATIFICATION OF APPOINTMENT OF AUDITORS


         Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Arthur Andersen LLP as independent accountants to audit the financial statements of the Company for the year 2000. Arthur Andersen LLP has audited the Company's financial statements for many years. A representative of Arthur Andersen LLP will attend the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the selection of independent auditors will be reconsidered by the Board of Directors.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE YEAR 2000.

                             EXECUTIVE COMPENSATION


         The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the years ended December 31, 1999, 1998 and 1997 of those persons who served as (i) the Chief Executive Officer of the Company at any time during 1999 and (ii) executive officers of the Company at December 31, 1999 and whose salary and bonus for the year then ended exceeded $100,000 (such officers are referred to herein as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE



                                                               LONG-TERM COMPENSATION
                                         ANNUAL                        AWARDS
                                     ---------------         ---------------------------
                                     COMPENSATION(1)                         SECURITIES
     NAME AND                        ---------------         RESTRICTED      UNDERLYING      ALL OTHER
 PRINCIPAL POSITION       YEAR      SALARY      BONUS        STOCK AWARD     OPTIONS(2)    COMPENSATION
-------------------       ----      ------      ------       -----------     ----------    ------------
Emile A. Battat (3)       1999      $180,000    $      0      $     0         20,000         $ 1,758(4)
  Chairman of the         1998        27,692           0            0         42,000(5)       14,880
  Board, President
  and Chief
  Executive Officer

Jeffery Strickland        1999       138,000      30,000            0              0           6,977(4)
  Vice President and      1998       138,000      10,000       20,000(6)      18,000          49,110
  Chief Financial         1997       135,000      40,000            0         18,000          11,605
  Officer, Secretary
  and Treasurer

Charles S. Gamble         1999       150,000      75,210            0              0           3,745(4)
  President-              1998       150,000      55,687            0         17,500           4,167
  Halkey-Roberts          1997       150,000      28,800            0          7,500           9,256
  Corporation


(1) In accordance with the regulations of the Commission, this table does not include perquisites and other personal benefits received by a Named Executive Officer since the value of perquisites and other benefits for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such Named Executive Officer.
(2) For 1997 and 1998, for Mr. Gamble options granted represent incentive stock options and for Mr. Strickland represent both incentive and nonqualified stock options granted under the 1997 Stock Incentive Plan. For 1998 and 1999, for Mr. Battat options granted represent both incentive stock options and nonqualified stock options granted under the 1997 Stock Incentive Plan as well as nonqualified stock options in 1998 under the 1998 Outside Directors Plan.
(3) Mr. Battat became President and Chief Executive Officer of the Company on October 6, 1998.
(4) Includes the following paid or accrued by the Company or one or more of its subsidiaries: (i) matching contributions to the Atrion Corporation 401(k) Savings Plan for Mr. Battat, $1,038; Mr. Strickland, $3,450; and Mr. Gamble, $3,678; and (ii) payment of life insurance premiums for Mr. Battat, $720; Mr. Strickland, $3,527; and Mr. Gamble, $67.
(5) During 1998, options for 20,000 of these shares expired or were terminated.
(6) At December 31, 1999, Mr. Strickland held 1,641 shares of restricted stock having an aggregate value on that date of $17,436.

INFORMATION CONCERNING STOCK OPTIONS

         The following table summarizes certain information concerning grants of options to Named Executive Officers to whom options were granted during the year ended December 31, 1999.

                             OPTION GRANTS IN 1999

                                                                                                POTENTIAL REALIZABLE VALUE
                                                                                                  AT  ASSUMED ANNUAL RATES
                                                                                                 OF STOCK APPRECIATION FOR
                                             INDIVIDUAL GRANTS                                          OPTION TERM(1)
                           ----------------------------------------------------------------     --------------------------
                                               % OF TOTAL
                                             OPTIONS GRANTED
                             OPTIONS           TO EMPLOYEES      EXERCISE
      NAME                  GRANTED(2)            IN 1999         PRICE(2)      EXPIRATION          5%             10%
------------------         -----------     -----------------   --------------   ----------      ---------       ----------
Emile A. Battat            20,000(3)              69%             $7.625         02/09/09        $95,907        $243,040

(1) Potential realizable value is based upon the assumption that the market price of the common stock of the Company will appreciate at the compounded annual rate shown from the date of grant until the end of the option term. The dollar amounts in the foregoing table have been calculated based upon the requirements in the rules on executive compensation disclosure adopted by the Commission and do not reflect the Company's estimate of future growth in the price of the Company's common stock.
(2) The options granted in 1999 were incentive stock options and nonqualified stock options granted pursuant to the 1997 Stock Incentive Plan. The exercise price of the options granted is equal to
         (i) with respect to incentive stock options, the average of the high and low price per share of common stock on the date of grant, as reported by The Nasdaq Stock Market and (ii) with respect to nonqualified stock options, the closing price per share of common stock on the date of grant, as reported by The Nasdaq Stock Market. The options are not transferable by the optionee except by will or by the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee or, in the event of disability, by the optionee's guardian or representative. All options under the 1997 Stock Incentive Plan terminate three months after the optionee's termination of employment except in case of death or disability, in which case the options terminate one year after termination of employment. The number of options granted to key employees, the term thereof and the manner in which those options are to be exercised under the 1997 Stock Incentive Plan are determined by the Compensation Committee.
(3) These options are first exercisable as follows: (i) as to 13,000 options, February 1, 2000 and (ii) as to 7,000 options, six months after the date of grant.

The following table provides information on the values of each Named Executive Officer's unexercised options at December 31, 1999. There were no options exercised by the Named Executive Officers in 1999.

                      AGGREGATED OPTION EXERCISES IN 1999
                           AND YEAR-END OPTION VALUES

                                      NUMBER OF SECURITIES
                                     UNDERLYING UNEXERCISED                          VALUE OF UNEXERCISED
                                       OPTIONS AT YEAR END                   IN THE MONEY OPTIONS AT YEAR END(1)
                                  -----------------------------              -----------------------------------
           NAME                   EXERCISABLE     UNEXERCISABLE              EXERCISABLE        UNEXERCISABLE
           ----                   -----------     -------------              -----------        -------------
           Emile A. Battat         31,000(2)          13,000                  $99,250              $39,000

           Jeffery Strickland      40,850             19,800                    3,540                    0

           Charles S. Gamble        6,500             18,500                        0               48,750

(1) Such value is equal to the product of (i) the closing price of the common stock of the Company on December 31, 1999 ($10.625 per share) less the exercise price and (ii) the number of shares subject to in-the-money options.
(2) Includes options to purchase 4,000 shares granted to Mr. Battat in his capacity as an outside director before he became a Named Executive Officer.

RETIREMENT PLAN

         The Company maintains a "cash balance" retirement plan (the "Cash Balance Plan") that includes all full-time active employees of the Company and its subsidiaries other than Quest Medical, Inc. Each participant has an account balance which represents his or her benefit under the Cash Balance Plan. The Cash Balance Plan provides for the Company to make annual contributions to a participant's cash balance account in an amount equal to 5% of the participant's eligible compensation up to the Social Security wage base and 10% in excess thereof and for an interest credit each plan year equal to the rate on 30 year U.S. Treasury bonds during November of the preceding plan year. For the 1999 plan year, the interest rate was 5.25%. For purposes of the Cash Balance Plan, "eligible compensation" is the participant's salary and bonus as included in the Summary Compensation Table above. Generally, each participant becomes fully vested in the benefits under such plan after five years of employment. Benefits may be paid, subject to certain limitations under the Internal Revenue Code of 1986, as amended, upon termination of employment, retirement or death. The Cash Balance Plan specifies various options that participants may select for the distribution of their accrued balance, including forms of annuity payments and lump sum distributions. All of the Named Executive Officers participate in the Cash Balance Plan. The estimated annual retirement benefits payable to the Named Executive Officers under the Cash Balance Plan at normal retirement age of 65, assuming 4% annual increases in eligible compensation until retirement, no change from 1999 levels of maximum includable compensation and Social Security wage base, and a 30 year U.S. Treasury bond rate of 6.5%, are as follows: Mr. Battat, $3,148; Mr. Gamble, $12,235; and Mr. Strickland, $98,480.

INCENTIVE COMPENSATION PLAN

         The Company has an incentive compensation plan pursuant to which Emile
A. Battat, who is Chairman of the Board, President and Chief Executive Officer, may be entitled to receive incentive compensation at the time he ceases to serve as Chief Executive Officer of the Company. If he ceases to serve in that capacity other than in connection with a business combination involving the Company and the market price of the Company's common stock exceeds $12.00 per share at that time, or if he ceases to serve in such capacity in connection with a business combination involving the Company and the value of the consideration received by the Company's stockholders in such business combination exceeds $12.00 per share, he will be entitled to receive incentive compensation based on the product of (i) one or more fixed dollar amounts provided in the plan and (ii) the amount by which such market price or value exceeds $12.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         From the beginning of 1999 until June 14, 1999, the members of the Compensation Committee of the Board of Directors were Richard O. Jacobson, John
H. P. Maley, Hugh J. Morgan, Jr. and J. Kenneth Smith. From June 14, 1999 until the end of 1999, the Compensation Committee members were Messrs. Jacobson, Morgan and John P. Stupp, Jr.

         During 1999, Mr. Maley provided certain consulting services to the Company for which he was paid $32,800. Mr. Maley has also provided consulting services to the Company in 2000 and has been paid $6,750 for those services. The Company expects that Mr. Maley will provide additional consulting services in 2000 and thereafter.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee, which is currently comprised of Richard O. Jacobson, Hugh J. Morgan, Jr. and John P. Stupp, Jr., establishes the overall executive compensation program for the Company and makes recommendations for base salaries, salary increases and bonuses for the Company's executive officers. In addition, the Compensation Committee administers the Company's incentive programs. The executive compensation program, which is periodically reviewed and modified, as necessary, by the Compensation Committee, is designed to attract, retain and motivate management personnel and includes compensation that is tied to enhanced stockholder value.

         Compensation Policies

         Base salaries, cash incentive compensation and stock awards are the principal components of compensation for the Company's executive officers. Base salaries of the Company's executive officers are reviewed annually and adjustments made generally on the basis of the Company's performance as measured by certain financial and non-financial criteria, various survey information respecting compensation of executive officers, compensation levels for executive officers in a broad range of companies (which range is broader than the group of companies included in the peer group index used in comparing cumulative stockholder return), cost-of-living information and individual performance of the particular executive officer. The Compensation Committee has not assigned relative weights or values to any of such criteria. With respect to all executive officers, the Compensation Committee takes into consideration a review of individual performance. With respect to the financial performance of the Company, the Compensation Committee generally takes into consideration the Company's earnings from continuing operations, earnings per share and total stockholder return. A new executive's base salary is determined on the basis of the responsibilities of the position, the experience of the new executive and the competitive marketplace for management talent. Executive officers of the Company are eligible for discretionary bonuses as determined by the Compensation Committee.

         At the recommendation of the Compensation Committee, the Company and its subsidiaries have implemented cash incentive plans covering certain key employees. These plans are intended to foster a corporate culture focused on bottom line results by providing key employees with a substantial stake in reducing costs and increasing sales and productivity while conserving capital resources.

         Stock awards are designed to motivate executives to improve the long-term performance of the Company's common stock in the market, to encourage them to achieve superior results over the long term and to align the interests of executive officers with those of stockholders. Decisions respecting restricted stock awards are made on the basis of the criteria referred to above, and decisions respecting the grant of stock options are made using the same criteria as well as the number of unexercised options held by key employees. The Compensation Committee generally staggers the exercise dates for options over a period of time so that the key employee receiving stock option awards will be rewarded only if he remains with the Company and in order to emphasize the significance of the Company's long-term performance.

         Compensation of Chief Executive Officer

         In October 1998, when Mr. Battat was elected President and Chief Executive Officer of the Company, the Compensation Committee, after consultation with Mr. Battat, determined that Mr. Battat's annual base salary should be fixed at $180,000. In making such determination, the Compensation Committee took into account the request of Mr. Battat that his base salary be set at the lower end of the range of base salaries of chief executive officers of comparable companies. Despite the Compensation Committee's view that Mr. Battat's base salary should be increased for 1999, the Compensation Committee, at the request of Mr. Battat, did not recommend an increase and, instead, recommended that his annual base salary remain fixed at $180,000 for 1999. In July 1999, the Compensation Committee reviewed Mr. Battat's performance as Chief Executive Officer and concluded that he had provided superior leadership since he had first been elected President and Chief Executive Officer. On the basis of that determination, as well as the level of his base salary and the goal of further aligning Mr. Battat's interests with those of stockholders, the Compensation Committee recommended that an incentive compensation plan covering Mr. Battat be adopted. The Compensation Committee concluded that such plan should be keyed to the enhancement of shareholder value. Under the plan as adopted, at the time he ceases to serve as Chief Executive Officer of the Company, Mr. Battat will be entitled to receive incentive compensation based on the amount by which the market price of the Company's common stock exceeds $12.00 per share at such time or, if he ceases to serve in such capacity in connection with a business combination involving the Company, the amount by which the consideration received by the Company's stockholders in such transaction exceeds $12.00 per share. Thus, in order for Mr. Battat to receive any incentive compensation under the plan, the value of the Company's common stock, measured as set forth above, must be substantially enhanced over the $9.19 per share closing price of the Company's common stock immediately preceding adoption of the plan. During 1999, the Compensation Committee also granted to Mr. Battat options to purchase 20,000 shares of common stock of the Company in recognition of his willingness to continue serving as President and Chief Executive Officer of the Company and to devote substantial time to the Company in that capacity. The Compensation Committee also acknowledged that as a result of serving in those positions, Mr. Battat would not receive in 1999 a grant of options under the Company's 1998 Outside Directors Plan even though he was continuing to serve as Chairman of the Board.

                     MEMBERS OF THE COMPENSATION COMMITTEE

  Richard O. Jacobson        Hugh J. Morgan, Jr.          John P. Stupp, Jr.

PERFORMANCE OF COMMON STOCK

         The following graph compares the cumulative total return on investment (the change in year-end stock price plus reinvestment of dividends), for each of the last five fiscal years, assuming that $100 was invested on December 31, 1994 in each of (i) the Company, (ii) a group of stocks consisting of companies in the Media General Index of Surgical & Medical Instruments and (iii) a group of stocks consisting of all companies whose stocks are included in the S&P 500 Composite Index.

                                     1994     1995     1996     1997     1998     1999
                                    ------   ------   ------   ------   ------   ------
Atrion Corp                         100.00   136.82   167.60   146.99    84.75   112.56
Surgical & Medical Instruments      100.00   170.61   185.81   215.53   294.27   267.47
S&P Composite                       100.00   137.58   169.17   225.61   290.09   351.13

                             STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS IN THE COMPANY'S PROXY STATEMENT

         In order for proposals by stockholders to be considered for inclusion in the Company's proxy material relating to the 2001 annual meeting of stockholders, such proposals must be received by the Company on or before November 30, 2000.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT ANNUAL MEETINGS

         The Company's Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders must give the Company written notice of such stockholder's intent to bring such business before such meeting. Such notice is to be delivered to, or mailed, postage prepaid, and received by, the Secretary of the Company at the principal executive offices of the Company not later than 60 days nor earlier than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of 60 days prior to such annual meeting and the 10th day following the issuance by the Company of a press release announcing the meeting date. Such notice for the 2001 annual meeting must be delivered not earlier than January 25, 2001 and not later than February 24, 2001, provided the date of the 2001 annual meeting is not more than 30 days before or more than 60 days after April 25, 2001. The stockholder's written notice must set forth (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address of the stockholder who intends to propose such business; (c) a representation that the stockholder is a holder of record of shares of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business; and (d) any material interest of the stockholder in such business. The Chairman of the meeting may refuse to transact any business presented at any meeting without compliance with the foregoing procedure.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

         The Company's Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give the Company written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, setting forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of shares of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person if a stockholder has failed to comply with the foregoing procedure.

                        COST AND METHOD OF SOLICITATION

         The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, telegram, facsimile and other electronic communication methods by the directors, officers and employees of the Company without additional compensation. Brokerage firms, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of common stock of the Company held in their names or in those of their nominees and their reasonable expenses will be reimbursed upon request.


                                 OTHER BUSINESS


         The Board of Directors does not intend to bring any business before the meeting other than that stated herein and is not aware of any other matters that may be presented for action at the meeting. However, if any other matters should properly come before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

                                 By Order of the Board of Directors



                                 Jeffery Strickland
                                 Vice President and Chief Financial
                                   Officer, Secretary and Treasurer


March 31, 2000

                             ATRION CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby appoints Roger F. Stebbing and John P. Stupp, Jr., or either of them, proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of Atrion Corporation which the undersigned would be entitled to vote at the annual meeting of stockholders of Atrion Corporation to be held at the offices of Atrion Corporation, One Allentown Parkway, Allen, Texas, on Tuesday, April 25, 2000 at 10:00 a.m., Central Time, and at any adjournment thereof, in the following manner:

1.   Election of Directors

[_]  FOR all nominees listed below       [_]  WITHHOLD AUTHORITY
     (except as otherwise instructed          to vote for all nominees
     below)                                   listed below

       Richard O. Jacobson, Jerome M. McGrath and Hugh J. Morgan, Jr.

To withhold authority to vote for any nominee, write that nominee's name in the space provided below.

                   ---------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

       [_]  FOR               [_]  AGAINST              [_]  ABSTAIN

3. IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2. IF THIS PROXY IS PROPERLY SIGNED AND RETURNED, THE SHARES REPRESENTED WILL BE VOTED "FOR" ITEMS 1 AND 2 UNLESS YOU OTHERWISE SPECIFY HEREIN.


                                                DATED: _______________,  2000


                                                _____________________________
                                                SIGNATURE

                                                _____________________________
                                                SIGNATURE


                                                PLEASE SIGN THIS PROXY EXACTLY
                                                AS YOUR NAME APPEARS HEREON.


                              WHEN SIGNING AS EXECUTOR, ADMINISTRATOR,
                              TRUSTEE, CORPORATE OFFICER, ETC. PLEASE
                              GIVE FULL TITLE. IN CASE OF JOINT OWNERS,
                              EACH JOINT OWNER SHOULD SIGN.


        Please Date, Sign and Return TODAY in the Enclosed Envelope.
             No Postage Required if Mailed in the United States.